                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant    [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               HOENIG GROUP INC.
         ------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

         ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

   [X]  No fee required

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

            1) Title of each class of securities to which transaction applies:

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            2) Aggregate number of securities to which transaction applies:

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            3) Per unit price or other underlying value
               of transaction computed pursuant to
               Exchange Act Rule 0-11 (Set forth the
               amount on which the filing fee is
               calculated and state how it was
               determined):1

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            5) Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

            1)       Amount Previously Paid:

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


                              HOENIG GROUP INC.
                            4 INTERNATIONAL DRIVE
                          RYE BROOK, NEW YORK 10573

                   ----------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   ----------------------------------------

To the Stockholders of
Hoenig Group Inc.

   The Annual Meeting of Stockholders of Hoenig Group Inc. (the "Company") will be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on Thursday, May 21, 1998, at 11:00 a.m. local time, to consider and vote upon:

   1. The election of three Class I directors, each for a three-year term;
and

   2. Such other matters as may properly come before the Annual Meeting.

   The close of business on March 27, 1998 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The Company's stock transfer books will not be closed.

                                          By Order of the Board of Directors,


                                             KATHRYN L. HOENIG
                                                Secretary

Dated:  April 17, 1998

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING AND WISH TO HAVE YOUR STOCK REPRESENTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              HOENIG GROUP INC.
                            4 INTERNATIONAL DRIVE
                          RYE BROOK, NEW YORK 10573

                               ---------------

                               PROXY STATEMENT

                               ---------------

April 17, 1998

   This proxy statement and the accompanying form of proxy are being furnished on or about April 17, 1998 to the holders of record (the "Stockholders") of common stock, par value $.01 per share (the "Common Stock"), of Hoenig Group Inc., a Delaware corporation (the "Company"), in connection with the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on Thursday, May 21, 1998, at 11:00 a.m. local time and any adjournment thereof.

RECORD DATE

   The close of business on March 27, 1998 has been fixed as the record date for the determination of Stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

SOLICITATION

   The enclosed form of proxy is solicited by the Board of Directors (the "Board"). The Chief Operating Officer and the Secretary have been designated by the Board to vote as proxies. All references to proxies herein refer to the proxies solicited by the Board, unless otherwise specified. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time prior to the voting of the proxy by delivering a valid superseding form of proxy or a written notice of revocation signed in the same manner as the original form of proxy or by attending the Annual Meeting and voting in person.

EXPENSES

   The cost of this solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies in person or by mail, telephone, telegram or otherwise. These persons will be reimbursed by the Company for any expenses they incur. The Company also will reimburse brokers and other nominees for their expenses.

ANNUAL REPORTS

   The Company's Annual Report to Stockholders accompanies this Proxy Statement. The Annual Report includes the financial statements and related sections of the Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 1997, without exhibits, which was filed by the Company with the Securities and Exchange Commission (the "Commission").

   The Company will provide without charge to each Stockholder, upon written request, a copy of the Form 10-K. Stockholders should address such written requests to Hoenig Group Inc., 4 International Drive, Rye Brook, New York 10573, Attention: Stockholder Relations.

VOTING PROCEDURES

   This proxy statement and the accompanying form of proxy are being mailed beginning on or about April 17, 1998 to Stockholders as of the record date in connection with the solicitation of proxies by the Board for the Annual Meeting. The form of proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the Stockholder with respect to the proposals listed thereon. If the Stockholder does not specify on the form of proxy how the Stockholder's shares are to be voted, they will be voted "FOR" the election of the nominees for directors listed thereon. If any other matters should be presented at the Annual Meeting, the holders of the proxies will vote on such matters in accordance with a determination by a majority of the Board.

   If a Stockholder wishes to give a proxy to someone other than the persons designated by the Board, the two names appearing on the enclosed form of proxy may be crossed out and the name of another person may be inserted. The signed form of proxy should be presented at the Annual Meeting by the person representing the Stockholder. Such person should have proof of identification.

   If a Stockholder is a corporation or other entity, the accompanying form of proxy should be signed in the entity's name by an officer or other authorized person. If signed as attorney, executor, administrator, trustee or guardian, the signer's full title should be given and a certificate or other evidence of appointment should be furnished.

   The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote, as of the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders will be entitled to cast one vote, in person or by proxy, for each share of Common Stock they hold. If a quorum is present, under Proposal I the three nominees for Class I director receiving the highest number of votes will be elected. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the matter is necessary for approval. Shares represented by proxies which are marked "withhold" for Proposal I will have no effect on the election of directors. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will have no effect on the outcome of any matter.

OUTSTANDING STOCK

   As of the March 27, 1998 record date, there were 9,063,539 shares of Common Stock outstanding. The Common Stock constitutes the only class of voting securities issued by the Company.

                     OWNERSHIP OF COMMON STOCK OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 27, 1998 by (i) each person known to the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and the four most highly compensated executive officers (determined pursuant to the Commission's Regulation S-K
Item 402(a)(3)), other than the Chief Executive Officer, as of the end of 1997 (such persons including the Chief Executive Officer are referred to herein as the "Named Executive Officers"), and (iv) all executive officers and directors of the Company as a group. The number of shares deemed beneficially owned by a person includes shares of Common Stock which such person has a right to acquire within sixty days of March 27, 1998. Each person named in the table has sole voting and dispositive power with respect to the shares, except as otherwise indicated.

                                                                              AMOUNT AND
                                                                              NATURE OF
                NAME AND ADDRESS                                              BENEFICIAL    PERCENTAGE
TITLE OF CLASS  OF BENEFICIAL OWNER(1)                                        OWNERSHIP      OF CLASS
--------------  ---------------------------------------------------------- --------------  ------------
Common Stock    The Qualified Terminable Interest Trust B established
                  under the Last Will and Testament of
                  Ronald H. Hoenig(2) .....................................   1,120,788 (5)    12.4%
                Alan B. Herzog(2)(3)(4) ...................................   1,075,682 (6)    11.9%
                Max H. Levine(2)(3)(4) ....................................   1,039,600 (7)    11.4%
                Fredric P. Sapirstein(2)(3)(4) ............................     592,400 (8)     6.4%
                Robert Spiegel(4) .........................................     358,718 (9)     4.0%
                Kathryn L. Hoenig(4) ......................................     113,334 (10)    1.2%
                Martin F. C. Emmett(4) ....................................      66,000 (11)    0.7%
                Robin A. Green(3) .........................................      46,568 (12)    0.5%
                Seth M. Lynn, Jr.(3) ......................................      10,000 (13)    0.1%
                Robert L. Cooney(4) .......................................       9,000 (14)    0.1%
                All executive officers and directors as a group (10 people).  3,456,820 (15)   36.9%

------------
(1) The address of each person listed above, except the Qualified Terminable Interest Trust B established under the Last Will and Testament of Ronald H. Hoenig (the "Hoenig Trust"), is in care of the Company, 4 International Drive, Rye Brook, New York 10573. The Hoenig Trust's address is c/o Shereff, Friedman, Hoffman & Goodman, 919 Third Avenue, New York, New York 10022.

(2)    Beneficial owner of more than 5% of the outstanding Common Stock.

(3)    Named Executive Officer.

(4)    Director.

(5)    Kathryn L. Hoenig (a director of the Company), Laura H. Hoenig, Susan
       C. Hoenig and Robert Spiegel (a director of the Company) (collectively the "Trustees") have been appointed Trustees of the Hoenig Trust. The Trustees collectively share voting and dispositive power with respect to the shares beneficially owned by the Hoenig Trust. Kathryn L. Hoenig, Laura H. Hoenig, Susan C. Hoenig and Ronald H. Hoenig, Jr. are beneficiaries under the Hoenig Trust. Each of the Trustees has disclaimed beneficial ownership of the shares owned by the Hoenig Trust.

(6) Includes options to purchase 10,000 shares of Common Stock, which are exercisable under the Company's 1991 Stock Option Plan (the "1991 Plan"). Also includes 115,600 shares of Common Stock that Mr. Herzog may be deemed to beneficially own, which includes 80,000 shares of Common Stock owned by Mr. Herzog's wife, 21,000 shares owned by his minor children and 14,600 shares owned by a private foundation of which Mr. Herzog is a director.

(7) Includes options to purchase 45,000 shares of Common Stock, which are exercisable under the 1991 Plan.

(8) Includes options to purchase 150,000 shares of Common Stock, which are exercisable under the 1991 Plan and the Company's 1994 Stock Option Plan (the "1994 Plan").

(9) Includes non-employee director options to purchase 11,000 shares of Common Stock, which are exercisable under the 1994 Plan. Does not include any shares owned by the Hoenig Trust, with respect to which Mr. Spiegel is a Trustee. Mr. Spiegel has disclaimed beneficial ownership of the shares owned by the Hoenig Trust.

(10) Includes options to purchase 8,000 shares of Common Stock, which are exercisable under the 1991 Plan. Does not include any shares owned by the Hoenig Trust, with respect to which Ms. Hoenig is a Trustee. Also does not include 100,000 shares owned by her brother, Ronald H. Hoenig, Jr., which are held in a custodial account for which she acts as custodian. Ms. Hoenig has disclaimed beneficial ownership of the shares owned by the Hoenig Trust and her brother.

(11) Includes non-employee director options to purchase 11,000 shares of Common Stock, which are exercisable under the 1994 Plan.

(12) Includes options to purchase 22,084 shares of Common Stock, which are exercisable under the 1991 Plan and the 1994 Plan.

(13) Includes options to purchase 10,000 shares of Common Stock, which are exercisable under the 1991 Plan.

(14) Includes non-employee director options to purchase 4,000 shares of Common Stock, which are exercisable under the 1994 Plan.

(15) Includes options to purchase 271,002 shares of Common Stock granted to certain executive officers under the 1991 Plan and the 1994 Plan, and director options to purchase 26,000 shares granted to non-employee directors under the 1994 Plan. Does not include 1,120,788 shares of Common Stock owned by the Hoenig Trust.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the directors and executive officers of the
Company:

         NAME           AGE                                POSITION
---------------------  ----- -------------------------------------------------------------------
Fredric P. Sapirstein    55  Chairman of the Board, Chief Executive Officer, President
                             and Class III Director, and Chairman and Chief Executive Officer
                             of Hoenig & Co., Inc.

Max H. Levine            57  Executive Vice President and Class II Director, and President of
                             Hoenig & Co., Inc.

Alan B. Herzog           40  Executive Vice President, Chief Operating Officer, Chief Financial
                             Officer, Treasurer and Class I Director, and Chief Operating
                             Officer and Chief Financial Officer of Hoenig & Co., Inc.

Kathryn L. Hoenig        36  Vice President, General Counsel, Secretary and Class III
                             Director, and Vice President, General Counsel and Secretary of
                             Hoenig & Co., Inc.

Robert L. Cooney         64  Class III Director

Martin F. C. Emmett      63  Class I Director

Robert Spiegel           61  Class I Director

Robin A. Green           33  Managing Director of Hoenig (Far East) Limited

Nigel Johnson-Hill       51  Managing Director of Hoenig & Company Limited

Seth M. Lynn, Jr.        49  President and Chief Executive Officer of Axe-Houghton
                             Associates, Inc.


   Information with respect to the business experience and affiliations of the directors and executive officers is set forth below:

Class I Directors

   Alan B. Herzog, has been the Executive Vice President, Chief Operating Officer, Treasurer and a director of the Company since its formation in 1991. He also has served as Chief Financial Officer of the Company and of Hoenig & Co., Inc. ("Hoenig"), a wholly-owned subsidiary of the Company, since
February 1997 and from 1982 until November 1995, and as Chief Operating Officer of Hoenig since April 10, 1997. Mr. Herzog also has served at Hoenig as Chief Executive Officer from November 1995 until April 10, 1997, as Treasurer since 1982, and as a director since 1987. Mr. Herzog was Secretary of the Company and of Hoenig from 1982 to May 1992. Mr. Herzog has served as a director of Axe-Houghton Associates, Inc. ("Axe-Houghton"), a wholly-owned subsidiary of the Company, since April 1993, and as Treasurer since December 1993. He also is a director of Hoenig & Company Limited ("Limited") and
Hoenig (Far East) Limited ("Far East"), which are wholly-owned subsidiaries of the Company. Mr. Herzog is a Certified Public Accountant and a graduate of The Wharton School, University of Pennsylvania.

   Martin F. C. Emmett, has been a director of the Company since May 1994. From April 1989 until June 1993, Mr. Emmett served as Chief Executive Officer and Chairman of the Board of Tambrands, Inc., a manufacturer and marketer of Tampax tampons. From 1983 until 1989, he was Chairman of Security Pacific Burns Fry, a New York investment banking firm. Mr. Emmett currently serves on the Board of Visitors of the Fuqua School of Business at Duke University.

   Robert Spiegel, has been a director of the Company since its formation in 1991 and of Axe-Houghton since October 1994. He also has served as a director of Hoenig from 1987 until May 1995. Mr. Spiegel served as Chairman of the Board, Chief Executive Officer and President of RJR Drug Distributors, Inc., a privately-owned discount drug retailer based in Louisville, Kentucky, from 1984 until May 1995. He currently serves as a member of the Advisory Board of Ivy Asset Management, a registered investment adviser specializing in alternative investments. Mr. Spiegel graduated from The Wharton School, University of Pennsylvania.

Class II Directors

   Max H. Levine, a founder of Hoenig, has been a director and Executive Vice President of the Company since its formation in 1991, and has served as President of Hoenig since November 1995 and as a director and Head of Trading at Hoenig since Hoenig's inception in 1970. He also has served as a director of Axe-Houghton from September 1994 until May 1997 and from April 1993 until February 1994, and of Far East from October 1994 until May 1997. He is a member of the Board of Trustees of Ithaca College, the Executive Committee of Albert Einstein College of Medicine and the Wall Street Committee for St. Jude's. Mr. Levine is a graduate of Colgate University.

Class III Directors

   Fredric P. Sapirstein, has served as Chairman of the Board, Chief Executive Officer and President of the Company since September 5, 1996. He also has served as Chief Executive Officer of Hoenig since April 10, 1997. Mr. Sapirstein serves as a director of all of the Company's subsidiaries. Before joining the Company, Mr. Sapirstein was employed by Bear Stearns & Co., Inc. as Managing Director, Head of Asian Investment Banking since 1995, and as Managing Director, Head of International Equity Capital Markets from 1994 until 1995. From 1991 until 1994, Mr. Sapirstein was a principal of FPS Management, Inc., a private investment management and consulting firm which he founded. From 1968 until 1990, he was employed at Schroder Wertheim & Co., Inc. in various positions, including as Chief Executive Officer of Equities Services. Mr. Sapirstein is a graduate of Tulane University.

   Kathryn L. Hoenig, has been a director of the Company since January 1996 and has served as Vice President, General Counsel of the Company since November 1995 and of Hoenig since April 1992. She also has served as Secretary of the Company and of Hoenig since May 1992. She has been Secretary of Axe-Houghton since December 1993 and a director of Axe-Houghton since October 1994. Ms. Hoenig is a graduate of Duke University and New York University School of Law.

   Robert L. Cooney, has been a director of the Company since February 20, 1997. He currently serves as a partner of Cooney, Schroeder & Co., a private financial consulting firm that he founded in February 1997, and as an independent consultant to Credit Suisse First Boston. From 1977 until January 31, 1997, Mr. Cooney was Managing Director, Equity Capital Markets at Credit Suisse First Boston. He serves as a director of Edison Control Corporation, a Nasdaq National Market company which manufactures and distributes systems of pipes, couplings, hoses and other equipment used in pumping concrete. Mr. Cooney is a graduate of the College of the Holy Cross and Harvard Business School.

Non-Director Executive Officers

   Robin A. Green, has been Managing Director of Far East since April 1995 and a director of Far East since February 1995. From July 1988 until April 1995, he served as Chief Financial Officer and Secretary of Limited, and he has been a director of Limited since 1990. He also was a Vice President of Hoenig from February through March 1995. From August 1985 until July 1988, Mr. Green was employed by Touche Ross & Co., Chartered Accountants. Mr. Green is member of the Institute of Chartered Accountants of Scotland and a graduate of the University of Glasgow.

   Nigel Johnson-Hill, has been Managing Director of Limited since 1988 and a director of Limited since 1985. He also has served as a director of Far East since October 1994. Mr. Johnson-Hill served as a director of the Company from November 1991 until February 11, 1997.

   Seth M. Lynn, Jr., has served as Chief Executive Officer, President and a director of Axe-Houghton since 1984. He also has served as Chairman of the Board of Axe-Houghton since October 1996 and from

1984 through August 1994. From June 1988 to March 1992, Mr. Lynn served as a director of Axe-Houghton, Ltd., then an affiliated investment management firm, and from July 1991 to July 1992, Mr. Lynn served as Chief Executive Officer, President and a director of Axe-Houghton Management, Inc., then the parent company of Axe-Houghton. Mr. Lynn is a graduate of Yale University and The Wharton School, University of Pennsylvania.

   Pursuant to the By-laws of the Company and its subsidiaries, each executive officer generally serves until his or her successor is chosen or until his or her earlier resignation or removal. Pursuant to their employment or other agreements, each of Messrs. Sapirstein, Levine and Herzog have agreed that if their employment with the Company terminates for any reason, he will no longer serve as a director of the Company. See "Employment Agreements with Certain Named Executive Officers".

   There is no current family relationship among any of the directors or executive officers of the Company. Kathryn L. Hoenig and Robert Spiegel each serves as an executor of the Estate of Ronald H. Hoenig and as a Trustee of the Hoenig Trust.

                                  PROPOSAL I

                            ELECTION OF DIRECTORS

   Pursuant to the provisions of the Company's Certificate of Incorporation and By-laws, the Board has fixed the number of directors at seven following the resignations of certain directors in 1997.

   The directors are divided into three classes, designated Class I, Class II and Class III. The Class I, Class II and Class III directors have been or will be elected to serve for a term of three years and until their respective successors are elected and qualified at the Annual Meeting of Stockholders in 1998, 1999 and 2000, respectively. The Class I directors are Martin F. C. Emmett, Alan B. Herzog and Robert Spiegel; the Class II director is Max H. Levine; and the Class III directors are Robert L. Cooney, Kathryn L. Hoenig and Fredric P. Sapirstein.

   Three Class I directors are to be elected at the Annual Meeting, with each director being elected for a term of three years and until the election and qualification of a successor. The Board recommends that the Stockholders elect Martin F. C. Emmett, Alan B. Herzog and Robert Spiegel as Class I directors. Each nominee currently is a director. Proxies will be voted for Messrs. Emmett, Herzog and Spiegel as Class I directors, unless otherwise specified on the form of proxy. Class II and Class III directors will not be elected at the Annual Meeting.

   If one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxies will be voted for the remaining nominee or nominees and for any substitute nominee or nominees designated by the Board. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any of the nominees will be unavailable to serve.

COMPENSATION OF DIRECTORS

   During 1997, non-employee directors (i.e., directors who are not employed by the Company or any of its subsidiaries) received an annual retainer of $15,000, reimbursement of expenses and $500 for attendance at each meeting of the Board or any committee thereof. In addition, each non-employee director serving as Chairman of any committee of the Board received an annual stipend of $3,000. Each non-employee director has been granted a five-year option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value on the date of grant, which vests as follows: 4,000 shares on the first anniversary of the date of grant; 3,000 shares on the second anniversary of the date of grant; and 3,000 shares on the third anniversary of the date of grant (each a "Director Option"). Robert L. Cooney received a Director Option on February 20, 1997 when he joined the Board. Each non-employee director will be granted a Director Option upon joining the Board (the "Appointment Date"), and on the third anniversary of such Appointment Date and every three years thereafter. Directors who are officers or employees of the Company or any of its subsidiaries receive no compensation for their services as directors, other than their regular compensation for services as such officers or employees; nor are they eligible to be granted Director Options.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

   The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. The members of the Board who are not senior officers of the Company are kept informed of the Company's business by reports and documents given to them from time to time, as well as by operating, financial and other reports made at Board and committee meetings. The standing committees established by the Board to assist it in the discharge of its responsibilities are described below.

   Regular meetings of the Board are held four times per year and special meetings are scheduled when required. The Board held four regular meetings and four special meetings in 1997.

   The Board has an Audit Committee which recommends to the Board the accounting firm to be selected as independent public accountants of the Company, reviews recommendations made by the independent public accountants concerning the Company's accounting methods and systems of internal controls, reviews and reports to the Board with respect to the annual audit conducted by the Company's independent public accountants, and reviews with the independent public accountants the firm's relationship with management. The Audit Committee met three times in 1997. The Audit Committee is composed of Robert Cooney (Chairman), Martin F. C. Emmett and Robert Spiegel. Mr. Cooney replaced Nicholas E.E. DeStefano as Audit Committee Chairman after Mr. DeStefano's term expired in May 1997.

   The Board also has a Compensation and Stock Option Committee which is responsible for determining and overseeing the policies and plans which relate to the compensation of the Company's executive officers and certain other employees. The Compensation and Stock Option Committee also is responsible for administering the Company's stock purchase plans, stock option plans, the Section 162(m) Cash Bonus Plan (the "Section 162(m) Plan") and the 1996 Long-Term Stock Incentive Plan (the "1996 Incentive Plan"). The Compensation and Stock Option Committee is composed entirely of non-employee directors. The Compensation and Stock Option Committee held nine meetings in 1997. The Compensation and Stock Option Committee is composed of Martin F. C. Emmett (Chairman), Robert Spiegel and Robert L. Cooney, who replaced Nicholas E.E. DeStefano after his term expired in May 1997.

   The Board has a Nominating Committee which is responsible for reviewing potential director candidates and for recommending qualified candidates for nomination and election to the Board, including the slate of nominees of directors to be elected by the Stockholders and any directors to be elected by the Board to fill vacancies. In 1997, the Nominating Committee consisted of Robert Spiegel (Chairman), Robert Cooney, Martin F. C. Emmett and Fredric
P. Sapirstein. The Nominating Committee met twice in 1997. The Nominating Committee will consider qualified director candidates proposed by Stockholders provided such proposals are made in accordance with the notice provisions and procedures set forth in the Company's By-laws and with applicable law.

                      COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

   This report is being made by the Compensation and Stock Option Committee (the "Committee") of the Board, which is composed entirely of non-employee directors. The Committee is responsible for determining and overseeing the policies and plans which relate to the compensation of the Company's executive officers and certain other employees, including the Named Executive Officers referred to in this Proxy Statement. In addition, the Committee is responsible for administering the Company's stock option plans and other long-term incentive and executive compensation plans and for making awards under those plans. The Committee also reviews the terms of formal employment agreements of executive officers and those employment agreements providing for annual compensation in excess of certain levels. The purpose of this report is to describe the Company's executive compensation program and to discuss the factors that the Committee considered in determining the 1997 compensation of the Company's Chief Executive Officer and the other executive officers, including the Named Executive Officers.

Executive Compensation Program

   The Company's executive compensation program is based on the philosophy that maintaining and motivating a qualified management team are essential for the growth and prosperity of the Company, which will inure to the benefit of the Stockholders. To that end, the Company's compensation policies and practices are designed to attract, retain and reward executive officers who contribute to the success of the Company's business. Compensation determinations also are made in consideration of specific industry compensation data collected and analyzed by William M. Mercer, Incorporated ("Mercer"), a compensation consultation firm which advises the Committee, and other compensation specialists.

   The Company's compensation program consists of the following components:
(i) base salary; (ii) performance bonuses generally awarded after the end of the year or the applicable performance period; (iii) long-term, equity-based compensation in the form of stock options and other stock-based awards under the Company's stock option plans and the 1996 Incentive Plan; and (iv) contributions to employee benefit plans (e.g., profit-sharing plans). With respect to certain executives, the Company is contractually committed under employment agreements to provide specified minimum salaries, cash bonuses and perquisites and to grant stock options on certain pre-determined terms subject to the Committee's approval.

   Base salaries for executives are set at levels which the Committee believes are generally competitive with salaries of similarly positioned executives at comparable brokerage and financial services companies. Increasingly, annual performance bonuses for executives with execution, sales or other revenue generating responsibilities are determined based on objective, revenue-or profit-based formulas. While the Committee believes in the use of objective performance measures, such as those described in the Company's Section 162(m) Plan, it recognizes that there are important corporate goals, which are not capable of objective measurement, that management should be incentivized to achieve. Accordingly, the Committee may approve the payment of subjective performance bonuses that are not based on objective formulas to reward the achievement of non-quantitative goals.

   For those executives serving primarily in managerial or administrative roles, performance bonuses generally have been determined on a subjective basis after consideration of the executive's individual and departmental performance, his or her contribution to the Company's financial results for the year, and the executive's importance to the future growth and development of the Company's business. Recommendations regarding annual performance bonuses are made by management to the Committee, which is responsible for reviewing and approving annual performance bonuses for executive officers.

   The Company's long-term, stock-based compensation to date has consisted of grants of U.S. incentive stock options, U.K. tax-qualified stock options and U.S. non-qualified stock options under the 1991 Plan, the 1994 Plan and the 1996 Incentive Plan and deferred stock awards under the 1996 Incentive Plan. Upon approval of the 1996 Incentive Plan by Stockholders in May 1997, shares not subject to options under the 1991 Plan and 1994 Plan were transferred to the 1996 Incentive Plan, and no new options will be granted under the 1991 Plan or 1994 Plan. The 1996 Incentive Plan affords the Committee flexibility to award a greater variety of equity-based incentives to executive officers and other key employees and consultants.

   Stock-based awards typically are granted to those executives and employees who have contributed to the growth and profitability of the Company or have demonstrated outstanding performance, as well as to those who can be expected to make such contributions in the future. The majority of stock-based grants approved by the Committee are intended to compensate the recipient for past performance; however, the Committee believes in using equity-based awards to attract new talent to the Company.

   It is the Committee's general policy to grant stock-based awards subject to time-based or performance-based vesting. As a general rule, stock options and deferred stock grants are subject to three-year vesting, with one-third of the award vesting on each anniversary of the grant date. The Committee believes that stock options, deferred stock and other long-term, stock-based compensation serve to align the interests of executives with Stockholders and help to retain key employees. These awards serve the interests of the Company and Stockholders by encouraging recipients to focus on the long-term growth of stockholder value.

   The Company also maintains voluntary contributory profit-sharing plans which cover substantially all of its employees in the United States, United Kingdom, Hong Kong and Tokyo. The Company generally makes discretionary contributions to these plans based on, among other things, the Company's performance. For the year ended December 31, 1997, the Company contributed a total of $475,042 to these plans, of which $7,074 was used to pay plan expenses and $467,968 was allocated to plan participants.

   As indicated in previous Committee reports and reflected by the adoption of the Section 162(m) Plan in 1996, the Company generally intends to take steps necessary to comply with the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. However, there may be circumstances where it may be in the best interests of the Company and its Stockholders to pay compensation which exceeds the limitations of Section 162(m) even though such compensation may not be fully deductible.

1997 Executive Compensation

   The 1997 compensation of executive officers consisted of three principal components: (i) a fixed cash salary, generally determined prior to the beginning of the year; (ii) a cash performance bonus, generally paid after the end of the year or the applicable performance period; and (iii) stock-based awards. In addition, the Company paid life insurance premiums on behalf of employees, including executive officers, with respect to policies owned by such employees, made contributions to the Company's profit-sharing plans and, in the case of one executive officer who was relocated to a foreign subsidiary in 1995, provided a housing allowance and paid certain personal travel expenses incurred during trips to the executive's previous home.

   Fredric P. Sapirstein and two other Named Executive Officers were employed by the Company during 1997 pursuant to employment agreements which provide for certain minimum annual salaries, cash bonuses, stock options and other compensation, such as perquisites. The terms of these agreements, including the provisions requiring the Company to make certain payments to these executives in the event of a termination "other than for cause", for "good reason" or upon a "change of control" (as defined in the agreements), are described more fully in "Employment Agreements with Certain Named Executive Officers" in this Proxy Statement.

   Based on the recommendation of management, the Committee did not approve any salary increases for 1998 with respect to executive officers. In reviewing management's recommendations with respect to 1997 performance bonuses and stock-based awards for the executive officers, the Committee reviewed the following: (i) the terms of any employment agreement between the executive and the Company and any applicable bonus formula; (ii) for each executive officer, information concerning salary, cash bonus, perquisites, life insurance premiums paid, payments made to the Company's employee benefit plans and stock-based awards for the last three years; (iii) compensation data and analyses provided by Mercer and other compensation specialists; (iv) the executive's individual performance and contribution to the Company's short-and long-term results; and (v) the Company's financial results for 1997. In reviewing the Company's 1997 financial performance, the Committee considered the improvement in the Company's operating results in 1997, particularly with respect to the Company's U.S. brokerage and asset management operations.

   The Committee used pre-determined formulas based on profitability in determining 1997 performance bonuses for three executive officers. With respect to the other executive officers, the Committee attempted to provide total compensation which was competitive yet consistent with the executive's individual performance and the Company's financial results in 1997. As in prior years, the Committee considered information provided by Mercer regarding compensation levels and practices of comparable public companies in the brokerage and financial services industries. Many of these companies are included in the Lipper Composite Brokerage Index selected for use in the performance graph provided in this Proxy Statement. With respect to executive officers with managerial responsibility for the Company's brokerage subsidiaries, the Committee considered the financial performance of the subsidiary, including growth in revenues and profitability, in determining such executives' cash bonuses for 1997.

   The Committee also approved the award of stock options to purchase a total of 235,000 shares of Common Stock, each option vesting over three years, for three executive officers to reward them for their continued strong performance in 1997 and to further align their compensation and interests with the long-term growth and performance of the Company.

Chief Executive Officer Compensation

   Mr. Sapirstein's 1997 compensation consisted of salary, a minimum cash bonus, stock options, the payment of life insurance premiums and a contribution to the Company's profit-sharing plan. All amounts paid to Mr. Sapirstein as salary in 1997 were based on the terms of his employment agreement, which is described in "Employment Agreements with Certain Named Executive Officers" herein. Under the terms of his employment agreement, Mr. Sapirstein is guaranteed an annual minimum bonus of $300,000, which for 1997 was intended to be deducted from any amounts due Mr. Sapirstein under an incentive plan that was approved by the Committee and the Board in March 1997 (the "1997 CEO Incentive Plan"). The 1997 CEO Incentive Plan consists of two components: (i) an objective, formula component under the Section 162(m) Plan based on the achievement of pre-determined financial measures, and (ii) a subjective component based on the Committee's assessment of non-financial measures. The 1997 CEO Incentive Plan also provides that Mr. Sapirstein's total cash compensation for 1997 cannot exceed 45% of the Company's 1997 net income, after total compensation expenses, and that the subjective component of the plan cannot exceed approximately $600,000.

   Mr. Sapirstein received a total cash bonus of $410,000 under the 1997 CEO Incentive Plan, $380,000 of which was awarded under the objective component of the plan and $30,000 was awarded under the subjective component of the plan. In addition, the Committee awarded Mr. Sapirstein a ten-year, non-qualified option to purchase 180,000 shares of Common Stock at $6.1875, the market price of the Common Stock on the date of grant, which vests one-third on each of the first three anniversaries of the date of grant. The Committee awarded Mr. Sapirstein the stock option in recognition of his strong performance in 1997 and the essential role the Committee believes he will play in the future success of the Company.


                                       COMPENSATION AND STOCK OPTION COMMITTEE


                                        Martin F. C. Emmett, Chairman
                                        Robert L. Cooney
                                        Robert Spiegel

COMPENSATION TABLES

   The following tables contain compensation data for the Named Executive
Officers:

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION                  AWARDS
                               -----------------------------------------------------------
                                                                RESTRICTED    SECURITIES       ALL OTHER
                                          SALARY      BONUS       STOCK       UNDERLYING    COMPENSATION(1)
NAME AND PRINCIPAL POSITION     YEAR       ($)         ($)      AWARDS ($)    OPTIONS (#)         ($)
-----------------------------  ------ ------------  --------- ------------  -------------- ---------------
Fredric P. Sapirstein           1997     400,000(2)  410,000                     180,000(3)       7,000
Chairman, Chief Executive       1996     126,154(2)  100,000                   1,000,000(3)         216
Officer and President           1995          --          --                          --             --

Max H. Levine                   1997     400,000(2)  732,121                          --          7,000
Executive Vice President        1996     369,434(2)  525,000                          --         94,793
                                1995     358,679(2)  440,000                          --         93,453

Robin A. Green                  1997     230,000     230,000                      30,000(4)     165,194
Managing Director,              1996     230,000     170,000     262,500(4)           --        154,098
Hoenig (Far East) Limited       1995     199,823      80,000                      20,000        109,178

Alan B. Herzog                  1997     275,000     135,000                          --          7,000
Executive Vice President,       1996     250,000(2)  125,000                          --         63,122
COO, CFO and Treasurer          1995     250,000(2)   75,000                          --         61,629

Seth M. Lynn, Jr.               1997     240,000(2)  100,154                          --          7,000
Chief Executive Officer         1996          --          --                          --             --
Axe-Houghton Associates, Inc.   1995          --          --                          --             --

------------
(1) For 1997, consists of annual contributions on behalf of the following Named Executive Officers to the Company's profit-sharing plans as follows: Fredric P. Sapirstein ($7,000); Max H. Levine ($7,000); Alan
       B. Herzog ($7,000); Robin A. Green ($23,748); and Seth M. Lynn ($7,000). For Mr. Green, includes a housing allowance of $133,153 in 1997 and personal travel expenses of $8,293 in 1997 provided in connection with his assignment in Hong Kong.

(2) The 1997 salaries of Messrs. Sapirstein, Levine and Lynn were as provided in their respective employment agreements. See "Employment Agreements with Certain Named Executive Officers". The salary paid to Mr. Sapirstein in 1996 is based on an annualized salary of $400,000 for the period September 5, 1996 through December 31, 1996. The annual salaries of Mr. Levine and Mr. Herzog for 1995 and 1996 include cost-of-living increases provided in their respective employment agreements, which terminated on December 31, 1996.

(3) On January 29, 1998, Mr. Sapirstein was granted a ten-year, non-qualified option to purchase 180,000 shares of Common Stock at an exercise price of $6.1875 per share, which vests one-third on each of January 29, 1999, January 29, 2000 and January 29, 2001, as part of his 1997 compensation. Pursuant to the terms of his employment agreement, on September 5, 1996, Mr. Sapirstein was granted: (i) ten-year options to purchase 500,000 shares of Common Stock at $3.625 per share, which vest 25% on the date of grant and on each of the first three anniversaries of the date of grant; and (ii) ten-year options to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share, which vest on the ninth anniversary of the grant date, subject to earlier vesting as follows: (a) 50% vests if the average closing price of the Common Stock equals or exceeds $7.00 per share for 20 consecutive trading days; and (b) 100% vests if the average closing price of the Common Stock equals or exceeds $8.00 per share for 20 consecutive trading days.

(4) On January 29, 1998, Mr. Green was granted a ten-year, non-qualified option to purchase 30,000 shares of Common Stock at an exercise price of $6.1875 per share, which vests one-third on each of January 29, 1999, January 29, 2000 and January 29, 2001, as part of his 1997 compensation. On January 14, 1997, Mr. Green received a deferred stock award of 50,000 shares of Common Stock which vests 16,667 shares on each of January 14, 1998 and January 14, 1999, and 16,666 shares on January 14, 2000. The cash value of the deferred stock award is listed in the summary compensation table and was determined by multiplying the number of shares covered by the award by the market price of the Common Stock on the date the award was made. Dividends or dividend equivalents are not payable with respect to the deferred stock award. The cash value of the deferred stock award on December 31, 1997 was $331,250.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING                 VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                           FISCAL YEAR-END (#)            FISCAL YEAR-END ($)(1)
                                                      ------------------------------ --------------------------------
                                            VALUE
                       SHARES ACQUIRED    REALIZED                                                     UNEXERCISABLE
         NAME          ON EXERCISE (#)     ($)(2)      EXERCISABLE    UNEXERCISABLE  EXERCISABLE ($)        ($)
---------------------  --------------- -------------  ------------- ---------------  --------------- ---------------
Fredric P. Sapirstein      100,000         187,500       150,000         750,000         450,000         1,562,500
Max H. Levine               25,000          35,512        45,000               0          63,000                 0
Robin A. Green                   0               0        15,417          13,333          44,240            55,620
Alan B. Herzog              12,500          15,312        10,000               0          14,000                 0
Seth M. Lynn, Jr.                0               0        10,000           5,000          26,250            13,125

------------
(1) Based on the last sale price of the Common Stock on December 31, 1997 less the exercise price.

(2) Based on the last sale price of the Common Stock on the date of exercise less the exercise price.

PERFORMANCE GRAPH

   The following graph compares the five-year cumulative total stockholder return (assuming reinvestment of cash dividends, to the extent applicable) of the Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq") and the Lipper Composite Brokerage Index (the "Lipper Index"). The Lipper Index consists of twenty-five brokerage and financial services firms, including the Company.

                FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
              HOENIG GROUP INC. VS. NASDAQ AND THE LIPPER INDEX

 COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN FROM DECEMBER 31, 1992 TO
                              DECEMBER 31, 1997

------------------------------------------------------------------------------


                               GRAPHIC OMITTED


------------------------------------------------------------------------------


INDEX DATA            DEC92   DEC93    DEC94   DEC95    DEC96   DEC97
Hoenig Group Inc.      $100    $108      $83     $97     $129    $159
Nasdaq                 $100    $115     $112    $159     $195    $240
Lipper Index           $100    $134     $113    $154     $231    $457

   Sources: Standard & Poor's Compustat, The Center for Research in Security Prices and Lipper Analytical Services International Inc.

EMPLOYMENT AGREEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS

   On September 5, 1996, Fredric P. Sapirstein executed an employment agreement with the Company for a term which commenced on that date and ends on December 31, 1999 (the "Sapirstein Agreement"). The Sapirstein Agreement provides for his employment as Chairman of the Board, Chief Executive Officer and President of the Company at an annual salary of $400,000 and minimum cash bonus of $300,000. The minimum cash bonus will operate as a draw against amounts due under an annual incentive plan to be determined by the Committee that includes performance goals under the Company's Section 162(m) Plan. The Company is required during the term of his employment to include Mr. Sapirstein in the management slate for election as a director and to use its best efforts to cause him to be elected to the Company's Board.

   The Sapirstein Agreement also provides for the grant of (i) ten-year options to purchase 500,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date he commenced employment, which vest 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant (the "Service-Based Options"); and (ii) ten-year options to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share, which vest on the ninth anniversary of the grant date, subject to earlier vesting as follows: (a) 50% vests if the average closing price of the Common Stock equals or exceeds $7.00 per share for 20 consecutive trading days; and (b) 100% vests if the average closing price of the Common Stock equals or exceeds $8.00 per share for 20 consecutive trading days (the "Performance Options"). The Service-Based Options and the Performance Options were granted on September 5, 1996, the date Mr. Sapirstein commenced employment. All options generally will vest immediately upon a "change of control", and the Service-Based Options will vest immediately following termination of Mr. Sapirstein's employment for "good reason" or "other than for cause" if such termination occurs after September 5, 1997. The Sapirstein Agreement also provided for Mr. Sapirstein's purchase from the Company of 250,000 shares of Common Stock at the closing price on the last trading day immediately prior to September 5, 1996; such shares may not be sold before September 5, 1998.

   The Sapirstein Agreement further provides that, in the event of a termination of employment by the Company "other than for cause" or by Mr. Sapirstein for "good reason", the Company will pay Mr. Sapirstein (i) his salary due through the date of termination, any earned but unpaid bonus and any amount accrued under the Company's benefit plans (the "Accrued Obligations"); and (ii) certain termination payments based upon when such termination occurs. If such termination occurs prior to the first anniversary of employment, the termination payment will be $700,000. If such termination occurs after the first anniversary of employment and on or before the second anniversary, the termination payment will be $1,400,000. If such termination occurs after the second anniversary of employment, the termination payment will equal the three-year average of salary and bonus paid to Mr. Sapirstein, multiplied by the number of years (or fraction thereof) remaining in the employment term. In addition, if such termination occurs after the second anniversary of employment, Mr. Sapirstein will be entitled to receive an amount equal to any bonus paid to Mr. Sapirstein for the year immediately prior to the termination of employment, multiplied by a fraction, the numerator of which is the number of days elapsed in the year of termination, and the denominator of which is 365. In the event of termination of employment due to death or disability, the Sapirstein Agreement provides that Mr. Sapirstein or his estate will receive only the Accrued Obligations.

   On November 25, 1996, Max H. Levine executed a new employment agreement with the Company (the "Levine Agreement") for a two-year term commencing on January 1, 1997, unless earlier terminated in accordance with the terms of the Levine Agreement. The Levine Agreement provides for Mr. Levine's employment as Executive Vice President of the Company and President of Hoenig at an annual salary of $400,000 and an annual minimum bonus of $150,000, plus a percentage of the net pre-tax profits (as defined) of commission business for which Mr. Levine is responsible. The Company also will provide Mr. Levine with a leased automobile until November 30, 1998.

   The Levine Agreement provides that, in the event of a termination of employment by the Company "other than for cause" or by Mr. Levine for "good reason", the Company will pay Mr. Levine (i) the Accrued Obligations; (ii) an amount equal to the three-year average of the salary and bonus paid to

Mr. Levine, multiplied by the remaining term of the Levine Agreement; and
(iii) an amount equal to any bonus paid to Mr. Levine for the year immediately prior to the termination of employment, multiplied by a fraction, the numerator of which is the number of days elapsed in the year of termination, and the denominator of which is 365.

   The Levine Agreement further provides that, in the event of termination of employment as a result of "disability", the Company will pay him the Accrued Obligations and an amount equal to his salary plus $150,000, multiplied by the number of years (or fraction thereof) remaining in the employment term. In addition, the Company would be required to make contributions on his behalf to all Company-sponsored health and welfare plans on terms no less favorable than those in effect on the date of termination until the earlier of (i) one year from the date of termination; (ii) entitlement to coverage under plans provided by a new employer; (iii) death; or (iv) the end of the employment term under the Levine Agreement. In the event of a termination of employment due to Mr. Levine's death, the Levine Agreement provides that the Company will pay Mr. Levine's estate or designated beneficiaries (i) the Accrued Obligations; (ii) $150,000; and (iii) the amount of any bonus paid to Mr. Levine for the immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the number of days elapsed in the year of such termination, and the denominator of which is 365.

   The Sapirstein Agreement and the Levine Agreement contain similar provisions regarding non-competition and non-solicitation. Each Agreement includes non-competition and non-solicitation covenants which preclude the executive from competing with the Company's business or soliciting the Company's customers or employees during the "Non-Competition Period". The Non-Competition Period includes: (i) the employment term; (ii) the lesser of one-year or the remaining term of the Agreement if the Agreement is terminated by the Company for "cause" or by the executive other than for "good reason"; and (iii) the period during which the executive is receiving termination payments.

   On April 8, 1993, Seth M. Lynn, Jr. executed an employment agreement with Axe-Houghton in connection with the Company's acquisition of Axe-Houghton (the "Lynn Agreement"). The Lynn Agreement provided for Mr. Lynn's employment as President of Axe-Houghton for a five-year term which ended on April 8, 1998. The Company currently is negotiating a new employment arrangement with Mr. Lynn. The Lynn Agreement provided for Mr. Lynn to receive a minimum annual base salary of $210,000 and entitled him to participate in an annual bonus pool (the "Axe Bonus Pool") which was determined using an objective formula based on the achievement of certain financial results. In addition to Mr. Lynn, Axe-Houghton employees who were so employed at the time of the Company's acquisition of Axe-Houghton were entitled to participate in the Axe Bonus Pool. The Lynn Agreement provided that Mr. Lynn would be responsible for distributing the Axe Bonus Pool to eligible employees, including Mr. Lynn, subject to review and approval of the Axe-Houghton Board of Directors.

   The Lynn Agreement provided that Axe-Houghton could terminate Mr. Lynn's employment for "cause", "other than for cause" or in a "disciplinary termination". A "disciplinary termination" was defined as termination of employment as a result of Mr. Lynn becoming the subject or target of any investigation or disciplinary action by the Commission, the National Association of Securities Dealers or any other self-regulatory agency, governmental authority or securities exchange. The Lynn Agreement also provided that Mr. Lynn could terminate the Lynn Agreement upon any material failure by Axe-Houghton to comply with the terms of the Agreement (other than a failure that was remedied within a reasonable time after written notice). Under the Agreement, Mr. Lynn's employment automatically terminated upon death or permanent disability.

   Under the Lynn Agreement, in the event of termination of employment due to death or permanent disability, Axe-Houghton was obligated to pay Mr. Lynn (i) his base salary through the date of termination of employment; (ii) any unpaid but previously awarded bonus; (iii) Mr. Lynn's portion, if any, of the Axe Bonus Pool for the year during which the termination occurred; (iv) any previously deferred compensation; and (v) any amount accrued under Axe-Houghton's benefit plans. The amounts listed in items (i), (ii), (iv) and
(v) constituted "Axe Accrued Obligations". The Lynn Agreement provided that in the event Mr. Lynn's employment was terminated by Axe-Houghton for "cause" or in a "disciplinary termination", Mr. Lynn would receive the Axe Accrued Obligations, subject to set-off; provided, however, that in the case of a disciplinary termination, if Mr. Lynn ultimately was found not to have engaged in the conduct which gave rise to the disciplinary termination, Mr. Lynn would receive those amounts that would have been due him had his employment been terminated "other than for cause." In the event of a termination of employment by the Company "other than for cause" or by Mr. Lynn as described above, Mr. Lynn would receive the Axe Accrued Obligations plus an additional cash amount equal to a percentage of his salary, which amount varied depending upon when such termination occurred.

   The Lynn Agreement also contained non-competition and non-solicitation covenants that preclude Mr. Lynn from competing with the business of Axe-Houghton or any of its subsidiaries or soliciting any of their employees or clients during the term of the Lynn Agreement and for an additional one year, except if Mr. Lynn's employment was terminated by the Company "other than for cause", as a result of permanent disability, or by Mr. Lynn in accordance with the terms of the Agreement. In the event of a "disciplinary termination", Mr. Lynn would have been subject only to the non-solicitation provisions for one year following the date of such termination. Mr. Lynn received an additional $117,900 at the time the Lynn Agreement was signed as consideration for these covenants.

   Each of the Sapirstein, Levine and Lynn Agreements also provides that, in the event of termination of employment for any reason, the executive shall no longer serve as a director of the Company or any of its subsidiaries.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

   Since January 1, 1997, the Company has purchased a total of 65,000 shares of its Common Stock from an employee-director and an executive officer in private transactions. On June 5, 1997, the Company purchased 40,000 shares of Common Stock from Max H. Levine, a Named Executive Officer and director, for $5.00 per share, resulting in a total purchase price of $200,000. The Company's Board approved the purchase by a unanimous vote, excluding Mr. Levine, under the stock repurchase program approved by the Board in 1994. At the time of the repurchase, the opening bid and ask quotations for the Common Stock were $5.25 and $5.375 per share, respectively, and the last sale was at $5.375 per share. On January 13, 1998, the Company purchased 25,000 shares of Common Stock from Nigel Johnson-Hill, an executive officer, at a price of $6.00 per share, resulting in a total purchase price of $150,000. This purchase also was made under the Company's stock repurchase program. At the time of the purchase, the last bid and ask quotations for the Common Stock were $6.25 and $6.625 per share, respectively, and the last sale was at $6.25 per share.

   Pursuant to the employment agreement between the Company and Ronald H. Hoenig, in 1997 the Company paid the Estate of Ronald H. Hoenig (the "Estate") $285,692, which represented the second installment of a $857,077 death benefit that is payable in three equal annual installments over the three-year period following Mr. Hoenig's death in October 12, 1995. In addition, pursuant to the employment agreement, the Company is required to provide Mr. Hoenig's wife and dependents with benefits (i.e., health insurance) similar to those provided to executives under the Company's benefit plans and policies for three years following October 12, 1995.

   The officers and employees of the Company and its operating subsidiaries are ordinarily required to execute personal securities transactions through the Company's broker-dealer subsidiaries. Such orders are executed at a discount from commission rates offered to unaffiliated customers.

SHAREHOLDER'S AGREEMENTS AND CERTAIN TRANSACTIONS RELATING TO INSURANCE

   Effective upon the closing of the Company's initial public offering in 1991, the Company and holders of shares of Common Stock outstanding prior to the initial public offering, including certain directors and executive officers of the Company, entered into an agreement (each a "Shareholder's Agreement" and collectively, the "Shareholder's Agreements") which provides that, upon the death of each such holder, the Stockholder's estate will have an option to sell shares of Common Stock to the Company, as described below. At the option of the estate, exercisable within thirty (30) days after the appointment of an executor or representative of the estate, the Company is obligated to purchase, at a purchase price equal to 10% below the market value of the shares of Common Stock, the number of shares of Common Stock which results in an aggregate purchase price of the greater of the actual amount of insurance proceeds received by the Company upon the death of the holder, if any, or $1 million. The market value will be determined based on the average of the last twenty days' closing prices of the Common Stock prior to the death of such holder. The Company will have the right, but shall not be obligated, to increase the number of shares of Common Stock to be purchased by it up to the maximum number of shares the Stockholder's estate desires to sell.

   In order to fund its obligations under the aforementioned Shareholder's Agreements, the Company maintained in 1997 life insurance policies on certain Stockholders who hold such options. These Stockholders also serve as directors and executive officers of the Company. The face value of these policies as of December 31, 1997 were as follows:

Max H. Levine  ....................................  $3,587,250
Alan B. Herzog                                        2,812,300
                                                    ------------
  Total: ..........................................  $6,399,550
                                                    ============

   The Company's aggregate annual premium cost in 1997 for the life insurance policies was $53,255, and the cash surrender value of these policies was $487,237 as of December 31, 1997. The Company intends to maintain the life insurance policies on the Stockholders listed above and continues to evaluate the benefits of obtaining insurance policies on the other Stockholders who hold such options.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MARTIN F. C. EMMETT, ALAN B. HERZOG AND ROBERT SPIEGEL AS CLASS I DIRECTORS. THE THREE NOMINEES FOR DIRECTOR RECEIVING THE HIGHEST NUMBER OF VOTES OF SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE ON THE MATTER WILL BE ELECTED.

                 THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

   Deloitte & Touche LLP have acted as the Company's independent public accountants since June 1994. Upon the recommendation of the Audit Committee, the Board has voted to appoint Deloitte & Touche LLP to act as the Company's independent public accountants responsible for auditing the Company's financial statements for 1998.

   A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

                            STOCKHOLDER PROPOSALS

   Any Stockholder proposal to be presented at next year's Annual Meeting of Stockholders must be received at the principal executive offices of the Company (the address of which is set forth on the cover page of this Proxy Statement), directed to the attention of the Secretary, no later than December 17, 1998 for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must comply in all respects with the rules and regulations of the Commission.

                                OTHER MATTERS

   The Board knows of no other matters which may come before the Annual Meeting. If any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons designated by the Board to serve as proxies to vote the proxies received in accordance with a determination by a majority of the Board.

                                   By Order of the Board of Directors,


                                            KATHRYN L. HOENIG
                                                Secretary

                              HOENIG GROUP INC.
                ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints Alan B. Herzog and Kathryn L. Hoenig, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of Hoenig Group Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 21, 1998, and any adjournment thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:

I.  ELECTION OF CLASS I DIRECTORS.

    [ ]  FOR ALL NOMINEES LISTED BELOW
         (EXCEPT AS MARKED TO THE
         CONTRARY BELOW)


    [ ]  WITHHOLD AUTHORITY
         TO VOTE FOR ALL NOMINEES
         LISTED BELOW

(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)


       MARTIN F. C. EMMETT        ALAN B. HERZOG        ROBERT SPIEGEL


          (Continued and to be signed and dated on the reserve side) and to vote upon such other matters as may properly come before the Meeting, and any adjournment thereof, all as described in the Proxy Statement dated April 17, 1998. By signing below, the undersigned hereby acknowledges receipt of the Proxy Statement and the 1997 Annual Report.

Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all of the powers hereby granted.

UNLESS OTHERWISE INSTRUCTED HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL I. SAID PROXIES WILL VOTE THE PROXIES RECEIVED IN ACCORDANCE WITH A DETERMINATION BY A MAJORITY OF THE BOARD OF DIRECTORS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                       Signed:
                                               ------------------------------

                                               ------------------------------

                                       Dated:
                                               ------------------------------
                                       (Please sign exactly as name appears
                                       below. For joint accounts, each joint
                                       owner should sign. Persons signing as
                                       executors, administrators, trustees,
                                       etc., should so indicate when signing.)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
            PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.